UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): November 30, 2022

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Agreement

On November 30, 2022, American Centrifuge Operating, LLC, a Delaware limited liability company (“ACO”) and a wholly-owned subsidiary of Centrus Energy Corp. (“Centrus”), signed a definitized contract (the “Contract”) with the United States Department of Energy (the “Department”) to pioneer production of High-Assay, Low-Enriched Uranium ("HALEU") at its facility leased from the Department in Piketon, Ohio. As previously disclosed by Centrus on the Current Report on Form 8-K filed on November 14, 2022, with the Securities Exchange Commission, ACO was selected for the competitively-awarded contract by the Department on November 10, 2022. As part of a previous, cost-shared contract awarded in 2019, Centrus has been deploying its AC100M advanced uranium enrichment centrifuges in Piketon and has secured a license amendment from the U.S. Nuclear Regulatory Commission (the "NRC"), making it the only NRC-licensed HALEU production site in the world.

The base contract value is approximately $150 million in two phases through 2024. Phase One includes an approximately $30 million cost share contribution from Centrus matched by approximately $30 million from the Department to finish construction, bring the cascade online, and demonstrate production of 20 kilograms of 19.75% enriched HALEU by December 31, 2023.

In Phase Two of the Contract, ACO will continue production for a full year at an expected annual production rate of 900 kilograms of HALEU. The Department will own the HALEU produced from the demonstration cascade and Centrus will be compensated on a cost-plus-incentive-fee basis, with an expected Phase Two contract value of approximately $90 million, subject to appropriations. The Contract also gives the Department options to obtain up to nine additional years of production from the cascade beyond the base contract on a cost plus incentive fee basis; those options are at the Department’s sole discretion and subject to the availability of Congressional appropriations.

Further, on November 30, 2022, United States Enrichment Corporation, a Delaware corporation (“Enrichment”), a wholly-owned subsidiary of Centrus, entered into an Amendment to the Lease Agreement ("Lease Amendment") between Enrichment and the Department for the lease of the gas centrifuge enrichment plant facilities in Piketon, Ohio, for the American Centrifuge plant and related personal property (the “GCEP Lease”). ACO is a sub-lessee of the GCEP Lease.

Pursuant to the amendment, the Department agreed to assume all liabilities for the decontamination and decommissioning of the facilities and equipment installed and any work performed, under the Contract with the Department. The amendment also provided for the term of the GCEP Lease, which currently expires December 31, 2025, to be automatically extended in the event the Department exercises its option(s) to extend the term of the Contract beyond the completion of Phase Two, the expiration of the lease term shall extend to one calendar year beyond the last day of the applicable Contract option period. Except for these amendments, all other terms of the GCEP Lease, as amended, remain unchanged.

The foregoing descriptions of the Contract and the Lease Amendment do not purport to be complete and are qualified in their entirety by the text of the Contract and the Lease Amendment, copies of which are expected to be filed as exhibits to Centrus’ annual report on Form 10-K for the year ending December 31, 2022.

Centrus, or its subsidiaries, are also a party or parties to a number of other agreements or arrangements with the United States government, as described in Centrus’ annual report on Form 10-K and other filings with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure

On December 1, 2022, Centrus issued a press release announcing the event described in Item 1.01 of this report. A copy of this press release is included as Exhibit 99.1 to this report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Centrus under the Securities Act of 1933 or the Exchange Act. A copy of the press release issued by Centrus in relation to the services agreement is furnished herewith pursuant to Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 01, 2022
101	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	December 1, 2022	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer